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                                   EXHIBIT 12

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

----------------------------------------------------------------------------------
                                                               NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
(In millions)                                            2000              1999
--------------------------------------------------------------------------------
Net income                                          $ 1,208.0         $ 1,047.6
Income taxes                                            633.7             515.3
                                                    ---------         ---------

Income before income taxes                            1,841.7           1,562.9
                                                    ---------         ---------

Fixed charged:
     Interest expense (1)                             2,822.9           2,016.0
     Interest portion of rentals (2)                     40.0              33.4
                                                    ---------         ---------

Total fixed charges                                   2,862.9           2,049.4
                                                    ---------         ---------

Total earnings as defined                           $ 4,704.6         $ 3,612.3
                                                    =========         =========

Ratio of earnings to fixed charges                       1.64              1.76

Preferred stock dividends (3)                       $    10.5         $    10.4

Ratio of earnings to combined fixed charges
     and preferred stock dividends                       1.64              1.75
================================================================================


(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 34.4 percent for the nine months ended September 30, 2000 and 33.0 percent for the same period in 1999.



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